EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports (a) dated February 20, 2008, except for Note 24, as to which the date is June 9, 2008 with respect to the consolidated financial statements as of November 24, 2007 and for the period from January 1, 2007 to November 24, 2007 of Novamerican Steel Inc. f/k/a Symmetry Holdings Inc. and Subsidiaries; (b) dated April 17, 2008 with respect to the consolidated financial statements as of November 14, 2007 and for the period from November 26, 2006 to November 14, 2007 of Novamerican Steel Inc. (“Predecessor” or “Acquired Company”) and Subsidiaries; and (c) dated December 19, 2006 with respect to the consolidated financial statements as of November 25, 2006 and November 26, 2005 and for each of the two years in the period ended November 25, 2006 of Novamerican Steel Inc. (“Acquired Company”) and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Canada

June 10, 2008